Exhibit 99.23(e)(i)(a)

Annex I

SA Fixed Income Fund

SA U.S. Market Fund

SA U.S. HBtM Fund

SA U.S. Small Company Fund

SA International HBtM Fund

SA International Small Company Fund

SA U.S. Fixed Income Fund

SA Emerging Markets Fund

SA Real Estate Securities Fund

SA FUNDS – INVESTMENT TRUST		LORING WARD SECURITIES INC.

By:	/s/ Robert P. Herrmann	By:	/s/ Robert P. Herrmann

Name: Robert P. Herrmann		Name: Robert P. Herrmann

Title: President		Title: President

Date: March 30, 2007		Date: March 30, 2007

As of June 14, 2005

Amended December 5, 2006 and effective February 23, 2007